Exhibit 99.m.2

DISTRIBUTION PLAN (12b-1 Plan)

November 3, 2009

Amendment to the Distribution Plan Adopted February 14, 2006,
as Amended on May 17, 2007 and November 6, 2007

WHEREAS, KEELEY Funds, Inc. (the “Corporation”) is registered as an open-end management investment company under the Investment Company Act of 1940 (the “Act”) and is authorized to issue shares of common stock; and

WHEREAS, the Board of Directors of the Corporation has designated five series of such common stock as the Keeley Small Cap Value Fund, the Keeley Small Cap Dividend Value Fund, the Keeley Small-Mid Cap Value Fund, the Keeley Mid Cap Value Fund, and the Keeley All Cap Value Fund (each, a “Fund”, and collectively, the “Funds”); and

WHEREAS, the Board of Directors of the Corporation has approved the creation of two share classes for each fund - Class A Shares and Class I Shares; and

WHEREAS, the Corporation has engaged Keeley Investment Corp. (the “Distributor”), a broker-dealer registered under the Securities Exchange Act of 1934, to distribute shares of the Class A Shares and the Class I Shares of Funds and to render other related administrative services necessary for the operation of the Corporation; and

WHEREAS, the Board of Directors of the Corporation has determined to adopt this Distribution Plan (the “Plan”), in accordance with the requirements of the Act, and has determined that there is a reasonable likelihood that the Plan will benefit the Corporation and the stockholders of the Corporation who own Class A Shares of the Funds;

NOW THEREFORE, the Corporation hereby adopts the Plan with respect to the Funds on the following terms and conditions:

1. The Corporation shall pay distribution expenses directly or shall reimburse the Distributor for costs and expenses incurred in connection with distributing and marketing Class A shares of the Funds. Such distribution costs and expenses may include (i) advertising by radio, television, newspapers, magazine, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees and agents of the Distributor, including salary or a portion thereof, commissions, travel and related expenses, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily net asset value of shares held by stockholders who have a brokerage or other service relationships with the broker-dealer or institution receiving such fees, (iv) costs of printing prospectuses and other material to be given or sent to prospective investors, and (v) such other similar services as the Board of Directors of the Corporation determines to be reasonably calculated to result in the sale of Class A shares of the Funds.

The Corporation shall pay directly or shall reimburse the Distributor monthly for such costs, expenses or payments at an annual limit of 0.25% of the Corporation’s average daily net assets with respect to each Fund. Such payment may be made monthly based on average daily net assets, and from month to month may exceed the amount of actual expenses subject to reimbursement, provided that as of the end of any fiscal year of a Fund, the amount so paid shall not exceed the annual limit. To the extent that such amount is not sufficient to reimburse the Distributor for all of such costs with respect to any one Fund, the unreimbursed amount may be carried forward and paid by that Fund in a subsequent year. However, any amount by which the total annual reimbursement of distribution costs and expenses for any Fund is less than the annual limit of 0.25% of the Fund’s average daily net assets in any given year shall not be carried over or applied to the amount of distribution costs and expenses that may be reimbursed in a subsequent year. The Distributor also may receive and retain brokerage commissions with respect to portfolio transactions for the Corporation to the extent not prohibited by the Act.

If the Distributor elects to make payments on behalf of the Corporation to broker-dealers, participating financial institutions and other securities professionals (“Service Providers”) with respect to services provided by such third parties to the Corporation with respect to stockholders of a Fund which are not distribution-related expenses, including, without limitation, including maintaining accounts and records with respect to stockholders of the Fund, aggregating orders with respect to purchases and sales of shares of a Fund, and any other similar services provided to the Corporation on behalf of the Funds, and to request reimbursement under this Plan, then the Corporation may reimburse the Distributor for such payments without the necessity of determining whether such payments are distribution expenses, or are partially distribution expenses and partly for services which are not distribution expenses, provided that the total amount of expenses paid by the Corporation to the Distributor under this Plan is limited to 0.25% of a Fund’s average daily net assets with respect to that Fund. Nothing herein shall require that the Distributor pay any such expenses which are not distribution expenses directly on behalf of the Fund, and the Fund may pay any or all such expenses directly.

2.   The Corporation shall pay all costs and expenses in connection with the implementation and operation of the Plan, including legal and accounting fees related thereto.

3.   With respect to any one Fund, the Plan shall not take effect until it has been approved by a vote of at least a “majority” (as defined in the Act) of the outstanding voting securities of  a Fund.

4.   The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Directors of the Corporation, and (b) those Directors of the Corporation who are not “interested persons” (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Plan Directors”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

5.   The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4.

6.   Any person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to the Plan or any related agreement shall provide the Board of Directors of the Corporation, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7.   Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding voting securities of the Corporation, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its “assignment” as defined in the Act.

8.   The Plan may be terminated any time without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding voting securities of the Corporation.

9.   The Plan may be amended at any time with by the Board of Directors of the Corporation, provided that (a) any amendment to increase materially the costs which the Corporation may allocate to stockholders of a Fund for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4 hereof.

10.   While the Plan is in effect, the selection and nomination of Directors who are not “interested persons” (as defined in the Act) of the Corporation shall be committed to the discretion of the Directors who are not interested persons of the Corporation.

11.   The Corporation shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of the Plan, the agreements or of such report, as the case may be, the first two years of which shall be in any readily accessible place.

12.   The Corporation shall have the right to suspend payments and accruals for payments under the Plan at any time and from time to time, if, in the opinion of management of the Corporation, payments or accruals at any time are prohibited by or contrary to any provision of law, or any rules or regulations of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc., or any other regulatory or self-regulatory organization having jurisdiction over the Corporation, the Distributor or any person or entity involved in the sale or distribution of shares of the Corporation.